UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Smart Balance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

To Stockholders:

You are cordially invited to attend the Smart Balance, Inc. annual meeting of stockholders at 10:00 A.M. local time on Wednesday, May 11, 2011 at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2011 annual meeting of stockholders of Smart Balance, Inc. (the “Company” or “Smart Balance”) will be held at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, on Wednesday, May 11, 2011, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will be asked to:

(1)  elect the three director nominees named in the attached proxy statement to serve a three-year term and until their successors have been elected and qualified;

(2)  approve the advisory resolution on executive compensation, which is often referred to as a “say-on-pay” vote;

(3)  provide an advisory vote on the frequency of holding an advisory vote on executive compensation, which is often referred to as “say-on-pay”;

(4)  ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2011; and

(5)  transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on March 30, 2011 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. We encourage you to provide instructions to your broker regarding the voting of your shares.Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 6, 2011

i

115 WEST CENTURY ROAD
SUITE 260
PARAMUS, NEW JERSEY 07652

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2011

PROXY STATEMENT

The board of directors of Smart Balance, Inc. (the “Company” or “Smart Balance”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Wednesday, May 11, 2011, beginning at 10:00 A.M. local time at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying proxy card and the Company’s annual report on Form 10-K are first being sent to stockholders on or about April 6, 2011.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for the 2011 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 30, 2011, the record date for the meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide to our stockholders in this proxy statement.

How may I obtain Smart Balance’s 10-K and other financial information?

A copy of our 2010 annual report on Form 10-K is enclosed.

This proxy statement and our 2010 annual report are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. Stockholders can also access our other filings with the SEC on our website at www.smartbalance.com.

Stockholders may request another copy of our 2010 annual report or proxy statement, free of charge, from:

Smart Balance, Inc.
Attn: Corporate Secretary
115 West Century Road, Suite 260
Paramus, New Jersey 07652
(201) 568-9300

We will also furnish any exhibit to our Annual Report on Form 10-K that we filed with the SEC on February 24, 2011, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 30, 2011, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each of the proposals to be considered at the meeting for each outstanding share of Smart Balance common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 59,492,812 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its 2011 annual meeting of stockholders to the bank, broker or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. Please refer to the voter instruction cards provided by your bank, broker or other nominee for specific instructions on methods of voting. You must either direct the bank, broker or other nominee of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. If you do not provide your bank, broker or nominee with instructions on how to vote your “street name” shares, your bank, broker or nominee will not be permitted to vote them on proposals that are considered non-routine (a broker “non-vote”).

Non-Routine Proposals.  The election of directors (Item 1), the advisory vote on the compensation of named executive officers (Item 2), the advisory vote on the frequency of holding future advisory votes on executive compensation (Item 3) are non-routine items and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

Routine Proposals.  The ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2011 (Item 4) is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Shares subject to a broker “non-vote” with respect to a proposal will not be considered for purposes of whether or not that proposal is approved.

We urge you to vote by returning the enclosed proxy card if you are a holder of record of your shares or by providing voting instructions to your bank, broker or other record holder if you hold your shares in “street name” even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present, or represented by proxy, for us to hold the meeting.

Your shares will be voted as you indicate. If you return the proxy card or voting instruction card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. For shares for which you are the holder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and request to revoke your previously submitted proxy, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave. Stamford, Connecticut 06902, to aid in the solicitation of proxy materials for an estimated fee of $6,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Election of Directors (Item 1). In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote on Executive Compensation (Item 2). In this advisory vote, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as a vote against the matter. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

Frequency of Advisory Votes on Executive Compensation (Item 3). In this advisory vote, you may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or may abstain from voting. The frequency option that receives the greatest number of votes will be considered the frequency selected by our stockholders. Abstentions will not be counted in determining the frequency option that receives the greatest number of votes. This vote is advisory in nature and therefore not binding on the Company. However, the board will consider the outcome of this vote in its future deliberations.

Ratification of the Company’s Public Accounting Firm (Item 4). On this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as a vote against the matter.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed by the Company with the SEC within four business days of the annual meeting.

How may I obtain a copy of Smart Balance’s bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker, or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation provides that the number of directors will be not less than two nor more than ten with the actual number being fixed from time-to-time by resolution of the board. The number of authorized directors as of the date of this proxy statement is eight. The board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

The term of three directors will expire at this 2011 annual meeting. The three nominees named below are the only individuals that our board has nominated for election to the board at this 2011 annual meeting. Directors elected at the 2011 annual meeting will hold office for a three-year term expiring at the annual meeting in 2014 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of the Company.

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the three persons recommended by the board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee should for any reason become unavailable to serve prior to the annual meeting, the board will, prior to the annual meeting, (i) reduce the size of the board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the board, unless authority to vote for all candidates nominated by the board is withheld, or (iii) leave the seat vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Director Qualifications

Our directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to our stockholders. The nominating and corporate governance committee reviews with the board the requisite experience, qualifications, skills and characteristics for board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account other board members and the specific needs of the Company and the board. The goal of this process is to assemble a group of board members with varied experience, sound judgment, and commitment to the Company’s success. The director biographies below include a non-exclusive list of key experiences and qualifications that the board and the nominating and corporate governance committee considered in concluding that the individual should serve as a director of the Company.

Director Nominees for Three Year Terms That Will Expire in 2014:

William E. Hooper Age 74
William E. Hooper has been a member of our board of directors since June 2005 and has served as our marketing coordinator since May 2007. Mr. Hooper has been a senior executive in marketing and consumer communication companies for the past 40 years. As such, Mr. Hooper has had extensive experience in developing consumer marketing and advertising programs for major national consumer food companies. Mr. Hooper was an executive for 26 years, from 1964 to 1990, including serving as President and a director of WB Donor, one of the largest national independent advertising agencies in the United States. Mr. Hooper was principal of Hooper Consulting LLC, a marketing and communications consultancy working with large national advertisers and marketing companies heavily directed to the consumer food business, from 1990 to 2000. Clients included Florida Department of Citrus, Tropicana, ConAgra, Mead Johnson, Nabisco, Celestial Seasonings, and White Wave Foods. From 2000 to September 2005, Mr. Hooper served as chairman of Trahan, Burden & Charles Inc., or TBC, a mid-sized national advertising agency headquartered in

New York and Baltimore that provides creative, public relations, media planning and buying, and direct marketing services to a broad spectrum of corporate customers. Among TBC’s clientele was Dow Jones & Company, Nextel Communications, Vanguard Securities, Yellow Book Directories, Gaylord Hotels, The Mills Corporation, the National Security Agency and Blue Cross and Blue Shield.
Mr. Hooper holds a B.S. degree in business administration from Loyola College of Maryland and has served on the board of trustees of the Loyola College of Maryland, the National Aquarium and the St. Joseph’s Medical Center in Baltimore. He was also a member of the U.S. Army Reserve Military Police Corp. from 1958 to 1966.
Mr. Hooper has significant marketing and advertising experience over his career that allows him to provide valuable insight to the board in key areas affecting the Company.
Gerald J. Laber Age 67
Gerald J. “Bud” Laber has been a member of our board of directors since June 2005. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber holds the National Association of Corporate Directors Certificate of Corporate Education. Mr. Laber is a member of the advisory board of the Colorado Chapter of the National Association of Corporate Directors. Currently, Mr. Laber is: (i) on the board of directors and chair of the audit committee of Scott’s Liquid Gold since February 2004; (ii) on the board of directors and chair of the audit committee and member of the compensation committee of Allied Motion Technologies, Inc. since November 2010, (iii) on the board of directors and has served as chair of the audit committee of three companies that are no longer public reporting companies; (iv) on the board of directors of a private company in the Denver metro area; and (v) president of The Catholic Foundation of Northern Colorado since January 2008. Formerly, Mr. Laber (i) served on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007; and (ii) served on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (audit chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded.
Mr. Laber holds a B.S.B.A. degree with a major in accountancy from the University of South Dakota and is a member of the board of trustees of the University of South Dakota Foundation
As a result of these professional and other experiences, Mr. Laber is able to provide key assistance to the board and its audit committee in overseeing the Company’s accounting and financial reporting responsibilities.
James B. Leighton Age 55
James B. Leighton has been a member of our board of directors since August 2007. Mr. Leighton serves as the chairman of the Finance Committee of the Board of Smart Balance. From 2006 to 2009, Mr. Leighton served as the senior vice president of operations and supply chain and is currently president of the retail division of Perdue Farms Incorporated, a large, privately-held poultry company. From 2002 to 2006, Mr. Leighton served as the senior vice president of operations of Conagra Foods, Inc., one of the largest food companies in the United States.
Mr. Leighton holds a B.S.B.A. degree in business administration and industrial relations from the University of Iowa and a Masters degree in Business Administration from Keller Graduate School of Management. Mr. Leighton serves on the non-profit Foundation and Corporation Boards for Atlantic General Hospital.
Mr. Leighton’s operations and general management experience within foodservice, retail and international channels provide him with a broad perspective on our Company’s operations and allows him to be a key contributor to the board’s oversight of the Company’s business. In addition, Mr. Leighton’s extensive experience with commodity supply businesses serves as an important resource to the board.

Required Vote:

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Directors Not Being Elected in 2011:

The directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

DOCUMENT DELIVERY: DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012:

Robert J. Gillespie Age 68
Robert J. Gillespie has been a member of our board of directors since September 2005. Mr. Gillespie is currently the principal of Westmount Investments, LLC, a privately held investment company. In February 2006, Mr. Gillespie joined the board of directors of Kristian Regale, a private company engaged in the sparkling juice business. Mr. Gillespie also serves on the board of directors of SRV Bank, the Delbarton School and is a member of the National Advisory Council of Dalhousie University. He formerly served on the boards of directors of Best Foods, FM Global Insurance Company, Advanced H2O Inc., Tiger 21, The Valley Hospital, Dominex, LLC and CSC Consumer Products, and he is the former chairman of the Sarah W. Stedman Center for Nutritional Studies at Duke University.
Mr. Gillespie holds a Bachelors degree in Science from St. Mary’s University of Halifax, Canada; a Bachelors degree in mechanical engineering from Dalhousie University of Halifax, Canada; and a Master of Science degree in industrial administration from Purdue University.
Mr. Gillespie’s extensive investment and financial experience allows him to contribute valuable insight to the board. In addition, Mr. Gillespie’s current and prior board experiences provide him with a strong background in assisting the Company to evaluate its governance processes.

Robert F. McCarthy Age 61
Robert F. McCarthy has been a member of our board of directors since June 2005. Since 2004, Mr. McCarthy has been active in advising several consumer packaged goods companies and managing his personal investments. From 1998 to 2004, Mr. McCarthy co-led the roll-up of the consumer packaged goods food sales agency business that resulted in the creation of a national agency, Acosta Sales and Marketing Company. From 1998 to 2004, Mr. McCarthy served as president of the Acosta Grocery Channel, the grocery division of Acosta Sales and Marketing.
Mr. McCarthy holds a BBA degree in marketing from the University of Notre Dame and a Master of Management degree from the Kellogg School of Business at Northwestern University.
Mr. McCarthy’s investment and strategic experience in the food industry sector, along with his leadership experience, allow Mr. McCarthy to provide a uniquely informed perspective on the industry in which we compete.
Michael R. O’Brien Age 67
Michael R. O’Brien was a member of our board of directors from June 2005 to November 2005 and was a senior advisor to us until August 2007, when he was appointed to our board of directors. Mr. O’Brien co-founded Catalina Marketing Corporation, a direct marketing company, in 1983, and served as Catalina’s president until 1989 and as its chairman of the board and chief executive officer until 1992. Since 1992, Mr. O’Brien has been chairman emeritus of, and a consultant to, Catalina. Catalina was founded to develop and distribute behavior-based communications for consumer packaged goods and pharmaceutical products manufacturers, marketers and retailers. Currently, Mr. O’Brien serves on Catalina’s board of directors. Mr. O’Brien has previously served on the boards of directors of MemberWorks and Imagitas, Inc. MemberWorks designs and markets innovative membership programs that offer members access to significant savings at national brand name service providers and merchants, while membership organizations receive royalties in exchange for providing MemberWorks with members. Imagitas is a targeted direct mail marketing company serving Federal and state governmental agencies such as the U.S. Postal Service and corporate clients such as Home Depot and Ford. Imagitas was sold to Pitney Bowes Inc. in 2005.
Mr. O’Brien attended the University of Kansas from 1961 - 1965.
The board benefits from Mr. O’Brien’s leadership experience and his significant successful experience and expertise in marketing and related disciplines.

DOCUMENT DELIVERY: DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013:

Stephen B. Hughes Age 56
Stephen B. Hughes has been our chairman of the board, chief executive officer and a director since our inception in May 2005. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for

Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land-o-Lakes and Marie’s.
Mr. Hughes holds a Bachelor of Arts degree in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago. He also serves as a director of B.F. Bolthouse LLC.
Over his career, Mr. Hughes has held a number of leadership positions in the consumer packaged goods and foods industries. His proven leadership experience and track record developing brands in the health and wellness sector make him uniquely qualified to serve in his role as chairman of the board and chief executive officer.
James E. Lewis Age 62
James E. Lewis has been a director of Smart Balance since inception in May 2005 and served as our vice chairman until May 14, 2007. Since 1991, Mr. Lewis has served as chairman and chief executive of Jeltex Holdings, LLC. Currently, Mr. Lewis is the sole officer and director of Jeltex. The Jeltex group has been comprised of significant or controlling ownership stakes acquired, held and sold for Mr. Lewis’ personal account in a vertically integrated group of private food businesses engaged in vegetable farming, fresh produce distribution, manufacture of canned foods and retail grocery distribution. Today, Mr. Lewis and his spouse hold a controlling interest in Centennial Specialty Foods Corporation, a public company engaged in the manufacture and marketing of specialty branded, quality ethnic Southwestern canned sauces and food products.
Mr. Lewis is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA degree in accounting from Texas Tech University.
Mr. Lewis’ has a strong background in both accounting and the food industry, which provides Mr. Lewis with a unique ability to contribute to our board of directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The board held 6 meetings during 2010. Directors are expected to attend board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the board held an aggregate of 26 meetings during 2010. Each director attended at least 75% of the aggregate number of meetings of the board and the board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. All of our directors attended the 2010 meeting.

Director Independence

Rules of the Nasdaq Global Market require that the board be comprised of a majority of “independent directors.” In determining the independence of our directors, the board uses independence standards that mirror exactly the criteria specified by Nasdaq rules.

Based upon the information submitted by each of its directors, and following the recommendation of the nominating and corporate governance committee, the board has determined that the following directors are independent: Robert J. Gillespie, Gerald J. Laber, James B. Leighton, Robert McCarthy and Michael R. O’Brien.

Meeting of Independent Directors

Before or after each regularly scheduled, quarterly board meeting, the independent directors meet in executive session without members of management present. Our lead director acts as chairman of these meetings.

Board Leadership Structure

Our board is lead by Stephen Hughes, who has served as the chairman of the board and chief executive officer since our inception in May 2005, and by Robert McCarthy, our independent lead director, who provides strong independent leadership.

The board believes the Company and its stockholders have been well served by having the chief executive officer serve as the chairman of the board. This structure provides efficiency and clear leadership and it allows for a consistent management vision for the Company. In light of the combination of the chairman of the board and chief executive officer positions, one of our corporate governance guidelines has been for the board to annually elect a lead director from among its independent directors. The lead director serves as liaison between the chairman of the board, on the one hand, and the independent directors, on the other hand, and has the following duties and responsibilities:

•	Presiding at all meetings of the board at which the chairman is not present;
•	Chairing all executive sessions of the independent directors;
•	Approving information sent to the board;
•	Approving agendas for meetings of the board;
•	Approving meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	Being available for consultation and direct communication with major stockholders; and
•	Such other duties and responsibilities as the board may delegate from time to time to the lead director.

The lead director also has authority to call special meetings of the independent directors.

The board believes it is important to have a lead director to provide leadership to the outside directors in the board’s executive sessions and to minimize any potential conflicts that may result from combining the roles of chief executive officer and chairman. In addition, the Company’s corporate governance guidelines provide that the board may exercise discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances and that the board will make a determination concerning the combination or separation of these positions when it elects a new chief executive officer.

The board also has four standing committees — audit committee, compensation committee, nominating and corporate governance committee and finance committee. Each of the four committees has an independent director serving as its chairman.

Board’s Role in Risk Oversight

Risk is an integral part of board and committee deliberations throughout the year. The full board has responsibility for the general risk oversight of the Company. As part of the board’s oversight role, the board has delegated responsibility for the oversight of specific risks to board committees as follows:

•	The finance committee seeks to identify, and review, all relevant risks of the Company, including non-financial risks, and oversees the development by management of a plan to manage these risks. The plan identifies persons within the Company who shall have responsibility to manage the risks so identified.
•	The audit committee discusses with management the Company’s policies with respect to risk assessment, risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, control or mitigate such exposures.
•	The compensation committee reviews the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives.

In addition, the role of our board in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Compensation Risk

The compensation committee annually conducts a review as to whether any portion of the compensation program encourages executives to take unnecessary and excessive risks. Following this year’s review, the compensation committee concluded that the various elements of the compensation package were not reasonably likely to encourage executives to take unnecessary or excessive risks that could result in material harm to the company.

Features of our compensation program that tend to mitigate risk include:

•	We do not provide perquisites or excessive retirement plans to our employees;
•	We maintain a recoupment policy;
•	We do not place an excessive amount of focus on equity, but strive to have a balanced program;
•	Our compensation mix is not overly weighted on annual incentives;
•	Our annual incentive program is capped;
•	Annual incentives would not be paid if it would cause an event of default under our credit facility;
•	Compliance and ethical behaviors are integral factors considered in all performance assessments; and
•	We engage only independent outside advisors to assist in compensation decisions.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that contribute to the overall operating framework of the board and the Company. These guidelines cover topics including goals of the board, director responsibilities, role of the lead director, board composition and structure, board meetings, board committees, performance evaluation, succession planning, director compensation and director stock ownership requirements. A copy of the corporate governance guidelines is available on our website at www.smartbalance.com.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors (or any subset of the directors) as a group or individually, by writing to the group or any particular individual: c/o the Corporate Secretary, 115 West Century Road, Suite 260, Paramus, New Jersey 07652. The Corporate Secretary will forward communications relating to matters within the board’s purview to the independent directors, communications relating to matters within a board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as consumer complaints, to the appropriate Company executive. The Corporate Secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any non-management director who requests them.

Committees of the Board of Directors

Our board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of Messrs. Gillespie, Laber and McCarthy and is chaired by Mr. Laber. The directors we have appointed to our audit committee are each an independent member of our board of directors as defined by Nasdaq independence requirements for audit committee members. Each member of our audit committee is financially literate, and our board of directors has determined that Mr. Laber qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met 5 times during 2010.

The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The principal responsibilities of the audit committee are to assist the board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;
•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	appointing the Company’s independent registered public accounting firm;
•	the registered independent auditor’s qualifications and independence;
•	the performance of the Company’s internal audit function;
•	the performance of the Company’s independent auditor; and
•	the audits of the Company’s financial statements.

The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. A copy of the audit committee charter is available on our website at www.smartbalance.com.

Compensation Committee.  The compensation committee is composed of Messrs. Laber, Leighton and McCarthy, all of whom are independent as defined by Nasdaq independence requirements, and is chaired by Mr. McCarthy. The compensation committee held 17 meetings in 2010. The duties and responsibilities of the compensation committee include:

•	designing in consultation with management or the board, and recommending to the board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the board;

•	determining the compensation of the chief executive officer and all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) of the Company;
•	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s proxy materials and preparing a related Compensation Committee Report in accordance with applicable rules and regulations of the SEC; and
•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders.

A sub-committee of the compensation committee was established on May 14, 2007. The sub-committee consisted of the current members of our compensation committee: Messrs. Laber, Leighton and McCarthy, each of whom qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We established the sub-committee of the compensation committee because one of the members of our compensation committee, Mr. Lewis, although independent under Nasdaq rules, was not considered an “outside director” under Section 162(m) of the Code. While applicable, the sub-committee met and voted separately from the compensation committee on any action taken by the compensation committee which was subject to Section 162(m). The sub-committee of the compensation committee had complete authority over all Section 162(m) matters. We refer to the compensation committee and the sub-committee of the compensation committee collectively herein as the compensation committee for the period prior to June 2010. Mr. Lewis is no longer a member of our compensation committee.

A copy of the compensation committee charter is available on our website at www.smartbalance.com.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is composed of Messrs. Gillespie, Laber, McCarthy and O’Brien and is chaired by Mr. Gillespie. All members of the nominating and corporate governance committee are independent as defined by Nasdaq independence requirements. The nominating and corporate governance committee met 2 times in 2010. The purpose of the nominating and corporate governance committee is to assist the board in:

•	the identification of qualified candidates to become board members;
•	the recommendation of board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;
•	the recommendation of candidates to the board to fill any interim vacancies on the board; and
•	the development and recommendation to the board of a set of corporate governance guidelines and principles applicable to the Company.

The nominating and corporate governance committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its nominating and corporate governance committee, selection criteria that identify desirable skills and experience for prospective board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of leadership skills, strategic thinking, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the nominating and corporate governance committee from time to time. The nominating and corporate governance committee does not have a specific diversity policy, but in making its recommendations to the board of directors, the nominating and corporate governance committee as a matter of practice considers candidates’ diversity of age, experience, profession, skills, geographic representation and background, all to provide the board and the Company with an appropriate mix of experience, knowledge, perspective and judgment. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the nominating and corporate governance committee determines that it is appropriate. The nominating and corporate governance committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the nominating and corporate governance committee charter is available on our website at www.smartbalance.com.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

In selecting the Company’s director nominees in connection with each annual meeting, it is policy that the governance and nominating committee consider director candidates recommended by any stockholder of the Company. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. For the 2012 annual meeting, recommendations must be received no later than December 7, 2011. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for board membership. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for potential nominee for director, the form of recommendation must set forth:

(1) the name, age, business address and residence address of the person;

(2) the principal occupation or employment of the person;

(3) the number of shares of stock of the Company which are owned beneficially or of record by the person;

(4) a description of all arrangements or understandings between the stockholders and each nominee pursuant to which nominations are to be made by the stockholder;

(5) written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(6) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2012 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in proper written form to the corporate secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2011 annual meeting, notices of nominations must be received no earlier than January 11, 2012 and no later than February 10, 2012. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice of nomination must be in writing and include all of the information required by our bylaws. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Finance Committee.  The finance committee is composed of Messrs. Gillespie, Laber, Lewis and Leighton and is chaired by Mr. Leighton. The purpose of the finance committee is to assist the board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The finance committee’s responsibilities include, among other things, reviewing and making recommendations to the board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs. The finance committee met 4 times in 2010.

A copy of the finance committee charter is available on our website at www.smartbalance.com.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics, which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver to the policies or procedures set forth in the Code of Ethics in the case of executive officers or directors may be made only by the board of directors or the audit committee and will be promptly disclosed as required by law or Nasdaq listing requirements. The full text of the Code of Ethics is available on our website at www.smartbalance.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

There were no transactions since the beginning of the Company’s last fiscal year or currently proposed in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The audit committee has adopted written policies and procedures to review and approve or ratify related party transactions involving the Company. For purposes of this policy, a related party transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving Smart Balance, any of its executive officers, directors or 5% or more shareholders or any of their immediate family members in which the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000 (except that there is no $120,000 threshold for members of the audit committee).

Under the policy, any potential related party transaction is to be reviewed by the chair of the audit committee, or his designee, to determine whether the potential transaction is a related party transaction that is required to be approved or ratified by the audit committee. The audit committee will review all related party transactions and approve or disapprove such transaction. In determining whether to approve or ratify a related party transaction, the audit committee shall consider:

•	whether the transaction is on terms no less favorable to Smart Balance than terms generally available from an unrelated third party;
•	the extent of the related party’s interest in the transaction;
•	in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of the officer’s or director’s duties to Smart Balance;
•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent or serving on the audit committee, compensation committee or other committee of the board of directors; and
•	such other factors that the audit committee deems appropriate under the circumstances.

Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction, other than providing all material information concerning the transaction.

A copy of the related party transaction policies and procedures is available on our website at www.smartbalance.com.

Compensation Committee Interlocks and Insider Participation

Gerald Laber, James Leighton, James Lewis and Robert McCarthy served as members of the Company’s compensation committee during 2010. Mr. Lewis, who is no longer a member of the compensation committee, is a former executive officer of the Company, having served as the Company’s vice chairman until May 14, 2007 which was prior to the acquisition of GFA Brands, Inc. (“GFA Brands”). No current member of the Compensation Committee is a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Company’s compensation committee during 2010.

EXECUTIVE COMPENSATION

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	56	Chairman of the board, chief executive officer and director
Alan S. Gever	56	Executive vice president and chief financial officer
Norman Matar	57	Executive vice president, general counsel and corporate secretary
Peter Dray	56	Executive vice president of operations and product development
Terrence Schulke	57	Executive vice president/general manager, commercial operations

For information with respect to Mr. Hughes, please see the information about the members of our board of directors under “Item 1 — Election of Directors.”

Alan S. Gever served as our vice president of financial planning and analysis until January 7, 2008, when he was appointed to be our executive vice president and chief financial officer. Mr. Gever has a broad-based knowledge of the financial, accounting and administrative functions of a business. While serving as our vice president of financial planning and analysis, Mr. Gever was responsible for leading many internal planning, financial operations, and investor relations efforts. Mr. Gever served, from 1992 to 1999, as chief financial officer and general manager of the Nabisco Refrigerated Foods Group which sold consumer branded margarine and egg substitute products. In 2000, Mr. Gever founded ShareMax.com, an internet-based provider of strategic sourcing services to the consumer packaged goods industry. From 2001 to 2003 Mr. Gever served as chief financial officer of the Ultimate Juice Company which was, at the time, the nation’s largest fresh juice manufacturer with juice brands such as Naked Juice, Orchid Island, and Ziegler’s along with Saratoga Spring bottled water. From 2003 to May 2007, Mr. Gever was a principal of Northpointe Consulting Group LLC providing management consulting services to startup and small-cap companies primarily in the food and beverage industry. Mr. Gever received his bachelor’s degree in business management from Seton Hall University in New Jersey.

Norman Matar has been our executive vice president, general counsel and corporate secretary since January 2008. Mr. Matar comes to Smart Balance with 30 years of private practice experience, the last 20 with Davis & Kuelthau, S.C., where he served on the board for 12 years. Mr. Matar has extensive experience handling all aspects of corporate legal work with both public and private firms including significant mergers and acquisitions experience. He was the lead attorney in the acquisition of GFA Brands by the Company in May 2007. Throughout his 30 years in private practice, Mr. Matar obtained extensive experience in the food industry, representing a wide variety of food companies including retailers and manufacturers as well as food companies in the industrial and food service segments of the industry. He played a key role in the development of Miller Park in Milwaukee. Mr. Matar attended Marquette University where he received his bachelor’s and doctor of jurisprudence degrees.

Peter Dray has been the company’s executive vice president of operations and product development since May 2007. Mr. Dray is a 19-year veteran of GFA Brands, has more than 30 years of food manufacturing, sales and marketing experience and 25 years as a senior operations executive. Dray has played a central role in building both the Weight Watchers® and Smart Balance® brands. He developed, perfected, and now manages the outsourced manufacturing model that is the cornerstone of the Smart Balance virtual business. Mr. Dray is a graduate of New York University, where he earned his bachelor’s degree in food & nutrition. He also received his AAS in food management from the State University of New York at Delhi.

Terrence Schulke has been our executive vice president and chief customer officer since June 2007 and has recently been appointed executive vice president/general manager, commercial operations. Mr. Schulke joined Smart Balance from Schick-Wilkinson Sword, where he most recently served as vice president North America. During Mr. Schulke’s five- year tenure there, Schick-Wilkinson Sword outpaced competition in share and profit growth in the highly innovative and hotly contested blades and razor category and posted a 9 percent annual revenue and 22 percent operating income gains. His extensive food industry experience was developed as senior vice president of U.S. Sales at Tropicana Products, a division of PEPSICO. Mr. Schulke is a graduate of State University of New York, College at Buffalo, where he earned his bachelor’s degree in communications.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to 2010 for Stephen B. Hughes, our chairman and chief executive officer, Alan S. Gever, our executive vice president and chief financial officer, Norman Matar, our executive vice president, general counsel and corporate secretary, Peter Dray, our executive vice president of operations and product development, Terrence Schulke, our executive vice president/general manager, commercial operations and Gregory Venner, our former executive vice president and chief consumer officer. We refer to these individuals as our “named executive officers.”

On December 10, 2010, the Company and Gregory Venner mutually agreed that his position of executive vice president and chief consumer officer would be eliminated and Mr. Venner resigned from the Company on February 28, 2011. For a description his Separation Agreement and Release, please refer to the section entitled “Separation Agreement and Release with Mr. Venner.”

Executive Summary

Our business operates as a “virtual business,” with a relatively small number of employees (70 as of December 31, 2010). We outsource our manufacturing, distribution and certain selling activities to third parties. Our five current executive officers make up approximately 7.1% of our total employees. The Company operates in the relatively new, challenging and dynamic healthy lifestyle sector of the packaged food industry where innovation, product development and execution are the keys to success. In such an environment, our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our business strategy.

Despite a difficult and unpredictable economic environment, we made significant strides over the past few years under the direction of the current management team. In 2008, we launched a successful distribution initiative to increase shelf presence in retailers, which substantially increased the average number of our products that retailers have on the shelf. In 2009, we created a foundation necessary to support growth over the next several years. We increased our market share and profitability in the core spreads category, established our dairy initiative, led by our enhanced milk products, and refinanced our credit facility with a strategically flexible capital structure. In 2010, we launched our three-tier spreads initiative, with products in all segments of the category. We also began national expansion of milk distribution in 2010. We are now the number two marketer of spreads in the U.S. on a dollar basis. During the second quarter of 2010, however, our revenue and earnings expectations and longer term outlook were not materializing as previously projected. The main contributors to this change in our outlook were the persistent softness in U.S. consumer confidence and the resulting intensified competitive environment for the Company’s premium products. This change in outlook for the rest of the year resulted in a significant reduction in the Company’s share price and related market capitalization.

Compensation decisions made during 2010 reflect our overall performance in connection with our strategic planning mission, as well as the importance of retaining our current management team that is critical to the long-term success, vision and strategy of our company. These included:

•	Base salary increases for our named executive officers were approved, in part, to rebalance and reallocate the weighting of compensation packages between cash incentives and equity compensation in line with recommendations from our independent compensation consultant.
•	Net revenues and cash operating income were the key metrics for our named executive officers’ annual cash incentive awards. These metrics provide for a balanced approach to measuring annual company performance. As we did not meet threshold performance levels, no annual bonuses were paid with respect to fiscal 2010.
•	Long-term equity incentive compensation represents a significant portion of the compensation for our named executive officers.

In addition, our executive compensation program reflects our strong commitment to good governance, as follows:

•	We maintain policies regarding recoupment of compensation in the event of executive misconduct, and will continue to assess expanding this policy as required under the Dodd-Frank Act.
•	We do not maintain any perquisite, retirement or supplemental executive retirement programs for our executives.
•	We engage only independent compensation consultants that do not provide any services to management and that have no prior relationship with management prior to the engagement.
•	We conduct compensation risk reviews; our compensation committee maintains significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.
•	While we do not maintain any formal stock ownership guidelines as we are a relatively new company and most executives have substantial holdings, we will continue to assess if such a program is appropriate going forward.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2010 compensation of the named executive officers.

Compensation Program Objectives

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive healthy lifestyle sector of the packaged food industry. We compensate our executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement in order to align the interest of management with stockholders. Our compensation programs are designed to be competitive, and minimize pay elements like perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace. In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and
•	compensation programs are designed to emphasize pay for performance for all employees, not just executive officers, although as the level of responsibility for an employee increases, a larger percentage of the employee’s total compensation becomes variable with a larger opportunity for greater reward.

In this regard, the Company’s philosophy is that senior management has a stronger and more direct impact on the Company achieving its strategic and business goals and therefore a larger percentage of their compensation should be performance based.

For all compensation decisions, the compensation committee considers all aspects of a named executive officer’s compensation. In making its decisions, the compensation committee does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation such as stock options. The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Compensation Committee and Advisors

The compensation committee is responsible for analyzing and determining the material terms of all executive compensation arrangements, compensation and benefit packages. The compensation committee also has the authority to determine and award stock options and other performance based compensation subject to Section 162(m) of the Code. As such, the compensation committee determines the compensation, including performance-based compensation, of the named executive officers. With respect to officers other than the chief executive officer, the compensation committee will consider the input of the chief executive officer, but the committee ultimately makes all decisions with respect to named executive officer compensation.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. During 2010, the compensation committee met 17 times, and, among other things, reviewed the Company’s compensation philosophy, objectives and principles to determine whether they continued to be in the best interests of the Company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or specific parts of the compensation package, were warranted. Full details of the committee’s duties and authorities can be found in its charter located on our website at www.smartbalance.com.

In addition, the compensation committee reviewed and amended its charter in March 2010, among other things, to ensure compliance with Section 162(m) of the Code and to formalize its existence practice of reviewing the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives.

Compensation Consultant

The compensation committee relies upon outside advisors to assist in program design and develop program elements. In that connection, as noted above, the compensation committee engaged Frederic W. Cook & Co., Inc. in 2009 to act as its independent compensation consultant in connection with its review of executive compensation for 2009 and early 2010.

In the fall of 2010, the compensation committee engaged Pearl Meyer & Partners as its independent consultant to assist with the review of the alternatives available to the compensation committee to address its concern of underwater options (as discussed below) and ultimately, in the design of the option exchange program, as discussed below.

For 2011, the compensation committee anticipates engaging a compensation consultant to assist the committee in reassessing aspects of our compensation program. In this assessment, the compensation committee would like the compensation consultant to consider the impact of the underwater options held by the executives in the context of the overall program going forward. The compensation committee’s goal is to design a program which better aligns the interests of executive officers and employee directors with stockholders.

Underwater Options and the Option Exchange in 2010

The compensation committee continuously monitors how to better align the interest of executive officers and employees with our stockholders, particularly in light of the fact that many of the Company’s outstanding stock options are “underwater” (i.e., those options with an exercise price that is significantly higher than our current trading price). In 2009, the compensation committee engaged Frederic W. Cook & Co., Inc. for assistance in determining whether it was advisable to develop an alternative compensation program for its named executive officers and senior management team to help bridge the then current shortfalls in the Company’s stock option program. As part of this review, which continued into early 2010, the compensation committee decided to rebalance and reallocate the weighting of compensation packages for named executive officers between cash incentives and equity compensation. As a result, the compensation committee (1) approved base salary increases for senior executives; and (2) recommended for board approval the long-term cash incentive program that is included in the Amended and Restated Smart Balance, Inc. Financial Performance Incentive Program (the “Amended Bonus Program”) that was approved by our stockholders at the 2010 Annual Meeting. Despite its passage, the compensation committee determined that the implementation of the long term incentive program did not adequately address the compensation committee’s concerns with underwater options and that long-term incentive program has not yet been implemented and no awards have been made thereunder. The compensation committee determined that in lieu of the long term incentive program, it would explore other alternatives to address the underwater option issue.

In the fall of 2010, the compensation committee engaged the independent compensation consultant Pearl Meyer & Partners to assist the compensation committee in taking a fresh look at available alternatives to the underwater option issue and then, with the review and design of the proposed option exchange. In accordance with such review, in December 2010, the compensation committee recommended, and the board of directors authorized subject to stockholder approval, an option exchange program for both our employees generally and one that included participation by our executive officers and employee directors. The option exchange program was structured as a value-for-value exchange, whereby participants were permitted to surrender certain existing stock options that were significantly underwater in exchange for the grant under the Second Amended and Restated Smart Balance, Inc. Stock Plan (the “Stock Plan”) of fewer stock options with lower exercise prices and an extended vesting schedule. However, the participation of executive officers and employee directors in option exchange program was withdrawn from the stockholder vote after discussion with some of the Company’s major shareholders. Some of our shareholders expressed a preference that any compensatory action taken by our Board to realign the interest of our executive officers and stockholders, in particular with respect to our CEO, should be tied to performance. The compensation committee continues to review alternatives to restore the incentive and retentive values to our executive officers and employee directors that were intended by the grant of stock options (100% of which are now underwater).

The specifics of the compensation committee’s decisions for 2010 are discussed below in each section of this Compensation Discussion and Analysis.

Competitive Considerations

Unlike most of our competitors, the Company operates as a “virtual business” model where it outsources activities such as manufacturing. This business model places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum. The Company recruits talent that is capable of delivering the superior business results contained in the Company’s strategic plan in this unique environment. This unique business model, especially for a packaged food company, places more responsibility on the Company’s senior management team than their counterparts in more traditional business environments. Given the unique aspects of this business model, the compensation committee does not attempt to maintain specific target percentile for the compensation levels of its senior management team and does not benchmark with other companies. In making compensation decisions, the compensation committee reviews information from a number of different sources for context including both compensation packages for executive officers at companies the compensation committee deemed to be reasonably comparable to the Company and our performance relevant to broad public indexes such as Dow Jones Industrial Average, NASDAQ Composite and the Russell 2000 index.

Cash Compensation Structure

Cash compensation consists of a base salary and an annual incentive bonus, which is only payable if threshold targets are met. Cash compensation is determined based upon pre-established tiers for named executive officers. Each tier provides for a fixed base salary and an annual incentive bonus measured as a percentage of base salary. Cash compensation has not deviated from the pre-established tiers and generally will not deviate from the pre-established tiers. However, the compensation committee recognizes that it may deviate from the pre-established tiers in unique situations, such as new hire situations in order to be market competitive for a uniquely qualified individual or in the case of base salary increases or incentive bonuses to reward extraordinary performance.

Cash compensation levels are intended to be market competitive given the uniqueness of the Company’s business model. We believe this approach is reasonable given the experience and skill level of the executives necessary to thrive in this environment and the absence of other benefits such as a pension plan. In addition, in accordance with the recommendation of Frederic W. Cook & Co., the compensation committee determined that a more appropriate balance of cash and equity compensation was warranted. As noted above, the compensation committee has reviewed the specifics of its total cash compensation program for the named executive officers for 2010.

Cash compensation is one element of our compensation program and a significant portion of our named executive officers’ compensation is tied to equity of the Company.

Base Salary

Base salary for our named executive officers reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. It is the compensation committee’s intention to review base salaries annually for all executive officers and senior management and compensation decisions will be based on the executive’s performance in the preceding calendar year. The timing of the annual reviews generally coincides with the Company’s practice of commencing salary adjustments on July 1 of each year for all other employees.

In connection with its annual performance reviews and base salary adjustments, if any, the compensation committee generally bases its determination on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;
•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;
•	the recommendation of the chief executive officer (except in the case of his own compensation);
•	in the case of the chief executive officer, the input of the nominating and governance committee with respect to the chief executive officer’s performance in the area of corporate governance; and
•	in setting the compensation for the chief executive officer, the compensation committee considers the unique role, background and experience of our chief executive officer within the health and wellness industry.

The annual base salary for each named executive officer was as follows at the end of 2009: $540,000 for Mr. Hughes, and $297,000 for each of Mr. Gever, Mr. Matar, Mr. Dray, Mr. Schulke and Mr. Venner. On March 10, 2010, as part of its review of compensation levels, the compensation committee approved base salary increases for the named executive officers, in each case, to be effective retroactively to January 1, 2010, such that the annual base salaries were set as follows: $700,000 for Mr. Hughes, and $375,000 for each of Mr. Gever, Mr. Matar, Mr. Dray, Mr. Schulke and Mr. Venner. These increases were made consistent with the recommendations of Frederic W. Cook & Co. In determining to approve these salary increases, the compensation committee considered that (1) the Company had positive earnings per share in 2009; (2) the Company had successfully launched new products in existing and new product categories; (3) the compensation committee’s view that lack of share price appreciation was due to adverse external factors driving down valuation multiples rather than lower-than-expected financial results; and (4) there was a risk of loss of key senior management members in light of alternative employment opportunities available to them. The amount of base salary increase awarded to each executive was determined by the compensation committee based on the executive’s position, the expected importance of the executive’s contribution to the Company, and the length of the executive’s involvement with the Company. Base salaries for the named executive officers were not reviewed again when the annual review for employees other than senior management occurred in May-July, 2010.

Annual Non-Equity Incentive Bonus

The objectives of the Company’s non-equity incentive bonus program are to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual performance goals. All employees were eligible to participate in our bonus programs in 2010. In March 2010, the compensation committee adopted the 2010 Bonus Program under the Company Financial Incentive Program (the “Prior Bonus Program”) which provided for a semi-annual bonus for the period of January 1 – June 30. Also in March 2010, the compensation committee and the board of directors approved the Amended Bonus Program which was approved by our stockholders at the 2010 Annual Meeting. The first performance period under the Amended Bonus Program was the period from July 1 – December 31.

The annual target bonus percentages for the year for our named executive officers under the programs ranged from 50% – 100% of base salary. Participants who are not employed for the full year are eligible for a prorated bonus. In order to receive a bonus, a participant must be employed with the Company on the date the bonus is paid, unless otherwise determined by the compensation committee. Target bonus percentage amounts for participants for the first half of the year under the Prior Bonus Program were set at half of the full year targets and any amounts paid under the Prior Bonus Program for the period of January 1- June 30 were to be deducted from amounts paid under the Amended Bonus Program. In addition, participants would be eligible for a supplemental bonus if performance results for the year were above target goals under the Amended Bonus Program established by the compensation committee on March 29, 2010.

The compensation committee selected net revenue and cash operating income as the two key metrics to be used for determining executive bonus levels. Net revenue was selected (as opposed to product units sold which was used in 2009) because the nature of the business has changed as the Company has evolved. The Company has entered into new products (particularly, milk) and case shipments could vary from product to product. Therefore, the compensation committee believes that a product units sold measure may no longer be reflective of true growth. In recognizing net revenue as the appropriate measure, the committee also noted that commodity prices had stabilized. In addition, cash operating income was selected to be consistent with external reporting.

For the first half of 2010, we established threshold, target and maximum net revenue of $125.8 million, $132.6 million, and $132.6 million respectively and threshold, target and maximum cash operating income of $19.4 million, $22.7 million and $22.7 million respectively. For the second half of 2010, we established threshold and target net revenue of $124.2 million and $147.4 million respectively and cash operating income of $18.3 million and $27.4 million respectively. For the full year 2010, we established maximum net revenue of $341.0 million and maximum cash operating income of $75.1 million.

The bonus opportunities for obtaining the threshold, target or maximum levels are shown for our named executive officers in the “Grant of Plan-Based Awards in 2010” table located elsewhere in this proxy statement. The amount of the actual bonus earned by a named executive officer, if any, each year is determined by the compensation committee. For 2010, the range of bonus percentage earned between threshold and target started at 0% (for meeting threshold) with straight-line interpolation up to 100% if the target was reached. No bonuses were to be paid unless the threshold was achieved. Thresholds will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as in a deflationary economy. If target numbers were achieved, as determined by the compensation committee, 100% of the target bonus was earned. In future periods, the Company may increase the starting percentage for reaching the threshold. Employees also were eligible to receive up to 200% of a targeted bonus in the event the Company exceeded the target net revenue or cash operating income established by the compensation committee with straight-line interpolation of results between target and the maximum.

For all executives, any bonus amount over the target percentage of base salary was not to be paid until the following year and then it would only be paid if the Company met or exceeded one or both of the net revenue (for 50%) and cash operating income (for 50%) results for that year. In the event the Company failed to meet or exceed prior-year results in both areas, the excess bonus would not have been paid. This “clawback provision” is consistent with the Company’s philosophy of only rewarding sustainable growth. No bonus would be paid or accrued if it would cause an event of default under the Company’s credit facility.

The following table illustrates the percentage of base salary that would have been earned (without regard to the clawback provision described above that would require the Company to meet or exceed the performance measure in the following year for the executive to earn amounts over the target percentage of base salary) as a bonus upon achieving the corresponding performance measure for 2010 for each of our named executive officers.

Possible Cash Incentive Bonus as a Percentage of Annual Base Salary

	Threshold*	Target	Maximum**
Stephen B. Hughes	0%	100%	200%
Alan S. Gever	0%	50%	100%
Norman Matar	0%	50%	100%
Peter Dray	0%	50%	100%
Terrence Schulke	0%	50%	100%
Gregory Venner	0%	50%	100%

*	Bonuses are not awarded until the threshold level is met or exceeded. Assuming the threshold is met or exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.
**	Assuming the target is exceeded, the executive would be awarded the target bonus plus a percentage of the target bonus by using straight-line interpolation between target and maximum. However, any award over the target bonus would be subject to the clawback provision described above.

Since threshold levels were not met for either performance period, no bonuses were paid to any of the named executive officers for 2010.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain our Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. At our special meeting on January 21, 2010, the stockholders of the Company approved the Stock Plan, which had been revised to include provisions designed to make the awards of stock options and performance-based restricted stock granted under the plan constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

While no restricted stock or restricted stock units have been awarded at this time, the Company may decide to award restricted stock or restricted stock units in the future. Although executives realize value from restricted stock and restricted stock units regardless of whether the value of the Company increases (as opposed to stock options where executives would only realize on any value on such stock options if the value of the Company increases), awards of restricted stock and restricted stock units can benefit our stockholders because they generally involve fewer shares and therefore are less dilutive than stock options.

On May 3, 2010, the Company granted 150,000 stock options with an exercise price of $6.90 to each of Messrs. Gever, Matar, Schulke, Dray and Venner. These stock options are subject to time vesting in equal installments over a four-year period on each of the next four anniversaries of the grant date. These stock options were granted, in part, as an interim step while the compensation committee was considering how to address the underwater option issue once it determined that grants under the new long term incentive program that was approved in 2010 would not adequately address the underwater option issue and so, determined that such grants would not be made. In addition, the Company granted Peter Dray 150,000 stock options on February 1, 2010 with an exercise price of $9.85. These options were granted in order to make his stock option grants generally consistent with the grants of the other EVPs (including by providing for an exercise price that was significantly higher than our share price on the grant date). Fifty percent of these stock options are subject to time vesting in equal installments over a four-year period on each of the next four anniversaries of the grant date. The other fifty percent are subject to performance-based vesting, such that (1) 50% of the options (37,500) will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days, and (2) the remaining 50% of the options (37,500) will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.

Prohibition Against Repricing

With the exception of the recently completed option exchange program for employees other than executive officers and employee directors that was approved by our stockholders in February, the Stock Plan prohibits repricing and the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

Change-in-Control Payments

Change of Control Agreements

Each of our named executive officers has a change of control agreement. The Company believes these change of control arrangements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change of control agreements are reviewed annually for compliance with law.

Our change of control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested stock options described below) are made upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” within 24 months following a change of control. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

In March 2010, our compensation committee approved certain changes to the existing change of control agreements in order to bring them into compliance with Sections 162(m) and 409A of the Code.

Please refer to the section entitled “Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control” for a complete description of the change of control agreements.

Change of Control Provisions in Stock Option Award Agreements

In accordance with our standard form of stock option award agreement, all outstanding stock options would immediately vest upon a change of control (with or without the employee being terminated) for each of our named executive officers and all other employees and directors receiving stock options. The compensation committee believes that arrangement was necessary to attract and retain our high level employees as other companies typically offer such an arrangement as a standard practice and in order to be competitive, we also needed to offer this arrangement.

Retirement: 401(k) and Profit-Sharing Plan

To provide executives with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar for dollar employee contributions up to a maximum of 5% of cash compensation. The predecessor company (GFA Brands) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2010, five of our named executive officers participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows named executive officers to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2010, three of our named executive officers participated in the deferred compensation plan.

Stock Ownership and Holding Policy

The Company does not currently have a stock ownership and holding policy for its executive officers, principally because our stock option plan is still relatively new and option holders have not yet exercised vested options. However, the compensation committee has been and will continue to monitor the situation to determine if a stock ownership and holding policy is justified to further strengthen the alignment of named executive officer and stockholder interests. The Company also intends to update this policy when further guidance is available under the Dodd-Frank Act with respect to recoupments.

Policy Regarding Recoupment of Compensation

The Stock Plan requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. In addition, the change of control agreements require a forfeiture of any change of control benefit other than accrued compensation (as defined in the change of control agreement) through the date of termination in the event a change of control recipient was terminated for cause. The compensation committee believes these provisions are appropriate to avoid rewarding employees who engage in inappropriate behavior.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to a company’s chief executive officer and next three highest paid officers (excluding the chief financial officer) over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code. Additionally, we have adopted our Second Amended and Restated Stock Plan which was approved by our stockholders on January 21, 2010, which was designed to make awards granted thereunder in the future constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

In addition, the board of directors approved the Amended Bonus Program which has been amended to make the awards granted thereunder constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, which was approved by our stockholders on May 12, 2010.

Although the compensation committee has not authorized any compensation award to any named executive officer which would result in non-deductible compensation expenses and even though the compensation committee has taken affirmative steps to avoid this result, the compensation committee has not adopted any formal policy precluding it from approving compensation for named executive officers which would not be fully deductible under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Robert F. McCarthy
Gerald J. Laber
James B. Leighton

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for 2008, 2009 and 2010

The following table summarizes the compensation of our chief executive officer, our chief financial officer, our general counsel and corporate secretary, our executive vice president of operations and product development, our executive vice president and general manager of commercial operations, and our former executive vice president and chief consumer officer for the years ended December 31, 2008, 2009 and 2010. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen B. Hughes Chairman and CEO	2010	$700,000		—	—	—	—	—	—		$700,000
	2009	$520,000		—	—	—	$540,000	—	—		$1,060,000
	2008	$500,000		—	—	—	—	—	—		$500,000
Alan S. Gever Chief financial officer	2010	$375,000		—	—	$589,500	—	—	$2,459	(2)	$966,959
	2009	$286,000		$65,000	—	—	$148,500	—	$3,056	(2)	$502,556
	2008	$275,000	(4)	—	—	$1,680,769	—	—	$3,708	(2)	$1,959,477
Norman Matar Executive vice president, general counsel and corporate secretary	2010	$375,000		—	—	$589,500	—	—	$12,250	(2)	$976,750
Peter Dray Executive vice president of operations and product development	2010	$375,000		—	—	$1,030,393	—	—	$12,250	(2)	$1,417,643
Terrence Schulke executive vice president/general manager, commercial operations	2010	$375,000		—	—	$589,500	—	—	$22,402	(3)	$986,902
Gregory Venner Former executive vice president and chief consumer officer(5)	2010	$375,000		—	—	$589,500	—	—	$12,250	(2)	$976,750

(1)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(2)	Amounts consist solely of the Company’s matching 401(k) contribution.
(3)	For Mr. Schulke, amounts consist of $12,250 attributable to the Company’s matching 401(k) contribution and a car allowance of $10,152.
(4)	Mr. Gever became our Chief Financial Officer on January 7, 2008.
(5)	Mr. Venner resigned from the Company on February 28, 2011.

Grants of Plan-Based Awards in 2010

The Company’s non-equity incentive bonus program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding net revenue and cash operating income goals. We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors.

For more information about our non-equity incentive plan and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our named executive officers in 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Stephen B. Hughes			$700,000	$1,400,000	—	—	—	—
Alan S. Gever	5/3/2010		$187,500	$375,000	—	150,000	$6.90	$589,500
Norman Matar	5/3/2010		$187,500	$375,000	—	150,000	$6.90	$589,500
Peter Dray	5/3/2010		$187,500	$375,000	75,000 (2)	—	$6.90	$589,500
	2/1/2010						$9.85	$180,000
	2/1/2010						$9.85	$260,893
Terrence Schulke	5/3/2010		$187,500	$375,000	—	150,000	$6.90	$589,500
Gregory Venner	5/3/2010		$187,500	$375,000	—	150,000	$6.90	$589,500

(1)	Represents threshold, target and maximum possible payouts for 2010 under the Company’s financial performance incentive program.
(2)	50% of these options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.

Outstanding Equity Awards at 2010 Year-End

The following table sets forth the outstanding equity awards held by our named executive officers at December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Stephen B. Hughes	562,500	187,500	(2)	750,000	(3)	$9.85	5/21/17
Alan S. Gever	87,500	87,500	(4)	175,000	(3)	$9.58	1/7/18
	0	150,000	(5)	0		$6.90	5/3/20
	93,750	31,250	(6)	125,000	(3)	$10.07	6/4/17
Norman Matar	0	150,000	(5)	0		$6.90	5/3/20
	150,000	150,000	(4)	300,000	(3)	$9.58	1/7/18
Peter Dray	0	150,000	(5)	0		$6.90	5/3/20
	0	75,000	(8)	75,000	(3)	$9.85	2/1/20
	12,500	12,500	(7)	25,000	(3)	$9.58	4/1/18
	150,000	50,000	(9)	200,000	(3)	$9.85	5/21/17
Terrence Schulke	0	150,000	(5)	0		$6.90	5/3/20
	225,000	75,000	(10)	300,000	(3)	$9.92	6/18/17
Gregory Venner(1)	0	150,000	(5)	0		$6.90	5/3/20
	225,000	75,000	(11)	300,000	(3)	$10	6/11/17

(1)	In accordance with Mr. Venner’s resignation on February 28, 2011, he forfeited all unvested options and has until May 29, 2011 to exercise his vested options.
(2)	The options will fully vest on May 21, 2011.
(3)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(4)	The options are subject to time vesting in equal installments over the remaining two-year period on each of January 7, 2011 and 2012.
(5)	The options are subject to time vesting in equal installments over the remaining four-year period on each of May 3, 2011, 2012, 2013 and 2014.
(6)	The options will fully vest on June 4, 2011.
(7)	The options are subject to time vesting in equal installments over the remaining two-year period on each of April 1, 2011 and 2012.
(8)	The options are subject to time vesting in equal installments over the remaining four-year period on each of February 1, 2011, 2012, 2013 and 2014.
(9)	The options will fully vest on May 21, 2011.
(10)	The options will fully vest on June 18, 2011.
(11)	The options were scheduled to fully vest on June 11, 2011.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan managed by a third party investment bank who provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employee upon termination from service, for hardship, retirement, death and for limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our named executive officers at December 31, 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes	—	—	—	—	—
Alan S. Gever	—	—	—	—	—
Norman Matar	—	—	—	—	—
Peter Dray	$37,500	—	$19,753	—	$132,171
Terrence Schulke	S46,025	—	$19,125	—	$161,717
Gregory Venner	$69,469	—	$38,926	—	$330,894

(1)	The executive’s contributions are included in the executive’s 2010 base salary in the Summary Compensation Table.

Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control

Payments Upon a Change of Control

The Company’s standard form of stock option award agreement provides that all unvested stock options will immediately vest upon a change of control (as defined in the Stock Plan and as described below). As of December 31, 2010, the exercise price of each of our named executive officers’ stock options exceeded the market value of our common stock. Therefore, our named executive officers would not have realized any value upon the immediate vesting of their stock options assuming a change of control occurred on December 31, 2010. In addition, pursuant to the Amended Bonus Program, each of the named executive officers would receive a “Bonus Amount” upon a change of control. Bonus Amount is defined as the greater of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. Assuming a change of control occurred on December 31, 2010, each of the named executive officers would have received their target bonus as a percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2010 Cash Incentive Bonus as a Percentage of Annual Base Salary.”

Payments Upon Termination After a Change of Control Occurs

We have entered into change of control agreement with each of Messrs. Hughes, Gever, Matar, Dray, Schulke, and Venner. The agreements were revised in August 2008 to better align the agreements with the interests or stockholders and again effective April 1, 2010 to bring these existing agreements into compliance with Sections 162(m) and 409A of the Code. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary, and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. In 2010, the percentage of base salary specified in each executive’s change of control agreement is the same as the percentage of the executive’s base salary as set forth in the table as the executive’s target bonus included in the Compensation Discussion and Analysis section entitled “Possible 2010 Cash Incentive Bonus as a Percentage of Annual Base Salary.” For example, Mr. Hughes’s target bonus for 2010 was 100% of base salary. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination, (ii) an amount equal to, in the case of Messrs. Hughes, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Mr. Gever, Mr. Matar, Mr. Dray, Mr. Schulke and Mr. Venner 1.5 times the sum of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined as the greater of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000.

The definition of “cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

The definition of “good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition, and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i) any material diminution of the executive’s authority, duties or responsibilities;

(ii) any material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than reporting to the board of directors;

(iii) a material diminution of the executive’s base compensation;

(iv) a material diminution in the budget over which the executive retains authority;

(v) a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; or

(vi) any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

The definition of “change of control” means the occurrence of any of the following: events with respect to the Company:

(i) any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) any person acquires, during the twelve month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;

(iii) a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or

(iv) any person, during the twelve month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2010. We note that in addition to the amounts listed below, each named executive officer would have been entitled to receive an amount equal to his target bonus upon the occurrence of a change of control under the Amended Bonus Program on December 31, 2010 in the following amounts: $700,000 for Mr. Hughes and $187,500 for each of Mr. Gever, Mr. Matar, Mr. Dray, Mr. Schulke, and Mr. Venner. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment within 24 months of a change of control:

Name	Base Salary Multiple	Base Salary X Multiple ($)	Bonus Amount(1) ($)	Bonus Amount(1) X Multiple ($)	COBRA Benefits(2) ($)	Tax Gross-Up ($)	Total ($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes	—	—	—	—	—	—	—
Alan S. Gever	—	—	—	—	—	—	—
Norman Matar	—	—	—	—	—	—	—
Peter Dray	—	—	—	—	—	—	—
Terrence Schulke	—	—	—	—	—	—	—
Gregory Venner	—	—	—	—	—	—	—
Death or Disability:
Stephen B. Hughes	—	—	$700,000	—	$25,095	—	$725,095
Alan S. Gever	—	—	$187,500	—	$21,849	—	$209,349
Norman Matar	—	—	$187,500	—	$12,429	—	$199,929
Peter Dray	—	—	$187,500	—	$309	—	$187,809
Terrence Schulke	—	—	$187,500	—	$17,366	—	$204,866
Gregory Venner	—	—	$187,500	—	$12,566	—	$200,066
Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,400,000	—	$1,400,000	$25,095	$1,627,289	$4,542,384
Alan S. Gever	(1.5x)	$562,500	—	$281,250	$21,849	$420,993	$1,286,592
Norman Matar	(1.5x)	$562,500	—	$281,250	$12,429	—	$856,179
Peter Dray	(1.5x)	$562,500	—	$281,250	$309	—	$844,059
Terrence Schulke	(1.5x)	$562,500	—	$281,250	$17,366	—	$861,116
Gregory Venner	(1.5x)	$562,500	—	$281,250	$12,566	$442,903	$1,299,219

(1)	The Bonus Amount for each executive as of December 31, 2010 is the product of the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2010 Cash Incentive Bonus as a Percentage of Annual Base Salary” and such executive’s annual base salary as of December 31, 2010.
(2)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2010.

Separation Agreement and Release with Mr. Venner

On December 10, 2010, the Company and Gregory Venner mutually agreed that his position of Executive vice president and chief consumer officer would be eliminated. On February 28, 2011, in connection with Mr. Venner’s resignation from the Company and its subsidiary, GFA Brands. GFA Brands entered into a Separation Agreement and Release with Mr. Venner (the “Agreement”). Pursuant to the terms of the Agreement, GFA Brands has agreed to pay Mr. Venner a total of $612,215 in cash ratably over the 18 month period beginning on February 28, 2011 (the “Severance Period”). Mr. Venner has agreed to cooperate with GFA Brands in the orderly transition of his job duties and to otherwise cooperate with GFA Brands during the Severance Period. In addition, Mr. Venner has agreed to a general release of all claims against GFA Brands, its directors, officers, parent and certain other persons affiliated with GFA Brands.

Director Compensation for 2010

We pay an annual retainer of $20,000 to each of our non-employee directors, which is pro rated for directors serving less than an entire year, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. We pay an additional annual retainer of $5,000 to the directors who chair our committees and an additional $12,500 annual retainer to the chairman of our audit committee. In addition, our compensation committee in December 2010 approved an additional $40,000 for our lead director, retroactive to March 10, 2010 (the date of appointment).

The following table summarizes the compensation paid to our directors in 2010. Please refer to the preceding tables for compensation paid to our executive officers who are also directors.

Name	Fees Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert J. Gillespie	$50,500	—	—	$50,500
William E. Hooper(1)	$274,175	—	—	$274,175
Gerald J. Laber	$76,000	—	—	$76,000
James B. Leighton	$58,500	—	—	$58,500
James E. Lewis	$48,750	—	—	$48,750
Robert F. McCarthy	$59,750	—	—	$59,750
Michael R. O’Brien	$34,500	—	—	$34,500

(1)	William E. Hooper, one of our directors, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2010. Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.

The following table shows the number of stock options held by each director as of December 31, 2010:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Robert J. Gillespie	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(2)	—		$9.85	5/21/17
William E. Hooper	37,500	37,500	(3)	—		$6.53	11/07/18
	—	—		75,000	(4)	$6.53	11/07/18
	112,500	37,500	(2)	—		$9.85	5/21/17
	—	—		150,000	(4)	$9.85	5/21/17
Gerald J. Laber	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(2)	—		$9.85	5/21/17
James B. Leighton	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(5)	—		$9.00	8/14/17
James E. Lewis	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(2)	—		$9.85	5/21/17
Robert F. McCarthy	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(2)	—		$9.85	5/21/17
Michael R. O’Brien	22,500	22,500	(1)	—		$7.69	8/07/18
	67,500	22,500	(5)	—		$9.00	8/14/17

(1)	The options are subject to time vesting in equal installments over the remaining two-year period on each of August 7, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is $160,650.
(2)	The options will vest in full on May 21, 2011. The grant date fair value of these options computed in accordance with FAS 123R for each of Mr. Gillespie’s, Mr. Laber’s, Mr. Lewis’s, and Mr. McCarthy’s May 21, 2007 grant is $416,700, and for Mr. Hooper’s May 21, 2007 grant is $694,500.
(3)	The options are subject to time vesting in equal installments over the remaining two-year period on each of November 7, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is $225,000.
(4)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days. The grant date fair value of these options computed in accordance with FAS 123R for Mr. Hooper’s May 21, 2007 grant is $806,345 and his November 7, 2008 grant is $228,223.
(5)	The options will vest in full on August 14, 2011. The grant date fair value of these options computed in accordance with FAS 123R for Mr. Leighton’s and for Mr. O’Brien’s grant is $380,700.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of the outstanding shares of our common stock are required by Section 16(a) of the 1934 Act and related regulations to file reports of their ownership of common stock with the SEC and to furnish us with copies of the reports. Based upon our review of these reports, the Company believes that all required filings for 2011 have been made in a timely manner except that Mr. Gever and Mr. Schulke each filed one late Form 4 filing covering one transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2011 by:

•	each of our executive officers and directors;
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of March 30, 2011, we had 59,492,812 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	1,924,851	3.2%
Peter Dray(1)(3)	277,000	*
Alan S. Gever(1)(4)	293,008	*
Norman Matar(1)(5)	284,500	*
Terrence Schulke(1)(6)	292,480	*
Gregory Venner(1)(7)	245,000	*
Robert J. Gillespie(1)(8)	231,748	*
William E. Hooper(1)(9)	229,378	*
Gerald J. Laber(1)(10)	198,378	*
James B. Leighton(1)(11)	92,280	*
James E. Lewis(1)(12)	1,044,933	1.8%
Robert F. McCarthy(1)(13)	159,378	*
Michael R. O’Brien(1)(14)	355,974	*
Adage Capital Partners, L.P.(15)	7,343,302	12.3%
PRIMECAP Management Company(16)	5,141,605	8.6%
BlackRock, Inc.(17)	3,649,976	6.1%
Dimensional Fund Advisors LP(18)	3,514,368	5.9%
NWQ Investment Management Company, LLC(19)	3,118,445	5.2%
All directors and executive officers as a group (13 individuals)	5,628,908	9.5%

*	Less than 1%.
(1)	The business address of each of the noted individuals is 115 West Century Road – Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from March 30, 2011 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 750,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011 and excludes: (i) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes and the three irrevocable trusts referenced above have pledged 1,170,851 shares as security in connection with two loans.
(3)	Beneficial ownership includes 275,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(4)	Beneficial ownership includes: (i) 11,356 shares owned by Mr. Gever’s spouse; and (ii) 262,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(5)	Beneficial ownership includes 262,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(6)	Beneficial ownership includes: (i) 480 shares owned by Mr. Schulke’s son; and (ii) 262,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(7)	Mr. Venner resigned from the Company on February 28, 2011. Beneficial ownership includes 225,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.
(8)	Mr. Gillespie is the principal of Westmount Investments, LLC, a privately held investment company. Beneficial ownership includes 49,370 shares of common stock held by Westmount Investments, LLC and 112,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.
(9)	Beneficial ownership includes 187,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011 and excludes: (i) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(10)	Beneficial ownership includes: (i) 19,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 13,000 shares held in Mr. Laber’s 401(k) and (iv) 112,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.
(11)	Beneficial ownership includes: 90,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.
(12)	Beneficial ownership includes: (i) 560,919 shares owned by Mr. Lewis’s spouse, (ii) 159,511 shares owned by the Estate of Lee Anne Lewis, of which Mr. Lewis is the personal representative and beneficiary, as to which Mr. Lewis disclaims beneficial ownership except to the extent of his pecuniary interests therein, and (iii) 112,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.
(13)	Beneficial ownership includes 112,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011.

(14)	Beneficial ownership includes 90,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2011. Beneficial ownership also includes shares held by the following entities:
•	39,878 shares held by Mr. O’Brien directly;
•	27,396 shares held by Aragon Trading Company, L.P. (Mr. O’Brien shares voting and investment power over the shares);
•	25,900 shares held Jayhawk Irrevocable Trust (Mr. O’Brien is the beneficiary of the trust and has investment control over the shares);
•	26,300 shares held by Hawkeye Irrevocable Trust (Mr. O’Brien is the trustee of the Hawkeye Irrevocable Trust and his wife is the beneficiary);
•	56,900 shares held by Bayway Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	20,000 shares held by Allick Irrevocable Trust (Mr. O’Brien shares investment and voting power over the shares);
•	20,000 shares held by Shorecrest Investment Fund in a charitable remainder trust established for the benefit of Mr. O’Brien’s son, Shannon P. O’Brien (Mr. O’Brien has sole voting and investment power over the shares);
•	3,000 shares held by Shorecrest Investment Fund in a charitable remainder trust established for the benefit of Mr. O’Brien’s daughter, Megan E. O’Brien (Mr. O’Brien has sole voting and investment power over the shares);
•	7,000 shares held by Yeatman Grandchildren Irrevocable Trust (Mr. O’Brien is the trustee);
•	3,000 shares held by Shannon Patrick O’Brien Trust (Mr. O’Brien is the trustee);
•	5,000 shares held by Michael R. O’Brien Trust (Mr. O’Brien is the trustee and beneficiary);
•	7,300 shares held by Michael R. and Dianne C. O’Brien Trust FBO Shannon P. & Megan E. (Mr. O’Brien shares investment and voting power over the shares);
•	7,300 shares held by Megan E. O’Brien UTMA (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held by Dianne C. O’Brien Trust (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held in Mr. O’Brien’s Rollover IRA;
•	1,000 shares held by Heather Yeatman Holmstrom Irrevocable Trust (Mr. O’Brien is the trustee); and
•	6,000 shares held by John Brian Yeatman Irrevocable Trust (Mr. O’Brien is the trustee).
(15)	Information based on Schedule 13G/A filed on February 16, 2010 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116. Each reporting person included in the Schedule 13G/A reported that, at December 31, 2009, it shared power to vote and shared power to direct the disposition with respect to all of these shares.
(16)	Information based on Schedule 13G/A filed on February 14, 2011 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. PRIMECAP Management Company reported that, at December 31, 2010, it possessed sole power to vote with respect to 3,413,405 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.

(17)	Information based on Schedule 13G/A filed on February 8, 2011 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, at December 31, 2010, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.
(18)	Information based on Schedule 13G filed on February 11, 2011 by Dimensional Fund Advisors LP. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP reported that, at December 31, 2010, it possessed sole power to vote with respect to 3,463,510 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(19)	Information based on Schedule 13G filed on February 16, 2010 by NWQ Investment Management Company, LLC. The business address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067. NWQ Investment Management Company, LLC that, at December 31, 2010, it possessed sole power to vote with respect to 2,304,095 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on executive compensation, as described below and in accordance with the recently adopted Section 14A of the Exchange Act.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Company utilizes its compensation system to attract, retain and motivate executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong performance and achievement in order to align the interest of management with our stockholders. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common to the marketplace.

Base salary levels in the Company’s executive compensation system are guided by the individual’s job responsibilities, experience, value to the Company and demonstrated performance and are set with the aid of a compensation consultant. Pay and performance are linked through the use of annual and long-term incentives. The Company also provides a nonqualified deferred compensation plan that allows named executive officers to defer compensation to a later date and a Company match on the Company 401(k) as applicable to all employees. The Company’s executive compensation program is tightly administered by the compensation committee to link individual performance with compensation opportunities and to align the interests of the Company’s executives with those of our stockholders.

The Compensation Discussion and Analysis, beginning on Page 19 of this Proxy Statement, describes the Company’s executive compensation system. The board of directors requests that the Company’s stockholders approve the compensation of the Company’s named executive officers as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

As an advisory vote, this resolution, commonly referred to as a “say-on-pay” vote is not binding. However, the compensation committee and the board of directors values the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ABOVE RESOLUTION.

ITEM 3 — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

This proposal affords the Company’s stockholders, also in accordance with the recently adopted Section 14A of the Exchange Act, the opportunity to cast an advisory vote on how frequently the board of directors should include a “say-on-pay” vote in the proxy materials for future Annual Meetings of stockholders (or a special meeting of stockholders in lieu of such annual meeting). Under this Item 3, the Company’s stockholders may vote to have the say-on-pay vote every year, every two years or every three years. Stockholders may also choose to abstain from casting a vote on this proposal. The proxy card provides all four of these options.

The board of directors believes that say-on-pay votes should be conducted every year so that the Company’s stockholders annually may express their views on the Company’s executive compensation program. An annual vote is consistent with our policy of regularly engaging in discussions with our stockholders on corporate governance matters. By allowing our stockholders to provide us with their direct input on our compensation, practices, and philosophies as discussed in the Compensation Discussion and Analysis and compensation tables of the proxy statement each year, our compensation committee and our board of directors will have valuable insight and guidance as they determine the overall compensation of our named executive officers, make specific compensatory decisions, and gauge whether any changes are warranted on a regular basis.

As an advisory vote, this proposal is not binding, but as with Item 2, the compensation committee and the board of directors value the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote in making decisions regarding the frequency of say-on-pay vote. For this purpose, the Company will treat the frequency that receives the greatest number of votes to be the recommendation of the stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE TO HOLD THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

ITEM 4 — THE RATIFICATION OF THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The audit committee has appointed Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as our independent registered public accounting firm for the year ending December 31, 2011, and has further directed that the board submit the selection of EKS&H for ratification by the stockholders at the annual meeting. EKS&H has served as our independent registered public accounting firm since our inception in 2005. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of EKS&H is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of EKS&H is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by EKS&H for the years ended December 31, 2009 and 2010.

	Year Ended
Fee Category	December 31, 2009	December 31, 2010
Audit fees	$160,000	$180,000
Audit-related fees	1,350	83,000
Tax fees	—	7,500
All other fees	—	—
Total fees	$161,350	$270,500

Audit Fees: These fees include fees related to the audit of the company’s annual financial statements for 2009 and 2010 and review of the Company’s quarterly financial statements for 2009 and 2010.

Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, consultation concerning financial accounting and reporting standards, due diligence services, and services related to the Company’s option exchange program.

Tax Fees: Tax fees include fees incurred in connection with tax advice and planning.

All audit, audit-related and tax services performed by EKS&H in 2009 and 2010 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of EKS&H are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2010, EKS&H, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2010. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Smart Balance’s audited financial statements in its annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Sincerely,

Gerald J. Laber
Robert J. Gillespie
Robert F. McCarthy

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Smart Balance’s proxy statement and form of proxy relating to the 2012 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 7, 2011. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must provide notice as required by, and otherwise comply with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2012 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 11, 2012 and no later than February 10, 2012. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 11, 2011

A copy of our annual report for the year ended December 31, 2010 accompanies this proxy statement. This proxy statement and our annual report to stockholders are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain an additional copy of this proxy statement or the 2010 annual report may obtain one by e-mailing investor@smartbalance.com or downloading a copy at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) contact Patti Rooney at 201-421-3933.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

0

SMART BALANCE, INC.

Proxy for Annual Meeting of Stockholders on May 11, 2011

Solicited on Behalf of the Board of Directors

The Stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Stephen B. Hughes and Norman Matar, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the Stockholder(s) would be entitled to vote if personally present and acting at the annual meeting of stockholders of Smart Balance, Inc. to be held on Wednesday, May 11, 2011 and at any adjournments or postponements thereof, as indicated on the reverse side of this Proxy Card.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SMART BALANCE, INC.

May 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011:
The Company's annual report, proxy statement and proxy card are available online at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110.
A stockholder who would like to obtain directions to the annual meeting may contact Patti Rooney at 201-421-3933.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330403000000000000 5 051111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 4 AND "1 YEAR" IN PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the directors nominated by the Board of Directors to serve a three-year term and until their successors have been elected and qualified

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ William E. Hooper
○ Gerald J. Laber
○ James B. Leighton

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the advisory resolution on executive compensation	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. Proposal to provide an advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Proposal to ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for fiscal year 2011	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4; and 1 YEAR in Proposal 3.**

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.